Exhibit 10.61

SUPPLY AGREEMENT1

THIS SUPPLY AGREEMENT (this “Agreement”) is dated this 22nd day of November, 2016 (the “Effective Date”) and is between Natural Aloe de Costa Rica, S.A., a Costa Rican corporation (“Supplier”), and Mannatech, Incorporated, a Texas corporation (“Mannatech”). Collectively, Supplier and Mannatech are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Mannatech develops and sells proprietary dietary supplements and skin care products through a network marketing system of independent distributors throughout the United States, Canada, Colombia, Mexico, Austria, the Czech Republic, Denmark, Estonia, Finland, Germany, the Republic of Ireland, Namibia, the Netherlands, Norway, South Africa, Spain, Sweden, the United Kingdom, Australia, Japan, New Zealand, the Republic of Korea, Singapore, Taiwan, Hong Kong, and other countries as it expands its business internationally;

WHEREAS, Supplier is a manufacturer of [***]1, bulk aloe vera mucilaginous polysaccharide powder in whole leaf Aloe form (referred to as, “Hi Fi” and/or [***]1) and aloe vera gel extract (referred to as, “Manapol” and/or [***]1). Specifications for these products are listed in Exhibit A.
WHEREAS, Supplier desires to sell to Mannatech and Mannatech desires to purchase from Supplier, Manapol and Hi Fi upon the terms and conditions set forth herein.

AGREEMENT
NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1. Term. The initial term of this Agreement is for four (4) years commencing on the Effective Date and will automatically renew for additional two (2) year periods (“Extension Period”) unless either party provides written notice to the other party no later than six (6) months prior to the then current period expiring.

2. Sale and Purchase. Subject to the terms and conditions of this Agreement, Supplier agrees to sell to Mannatech (and/or its subsidiary and /or its manufacturer designee (hereinafter each considered a “Designee”)) and Mannatech (and/or its Designee) agrees to purchase from Supplier, Manapol and/or Hi Fi meeting the Mannatech specifications (the “Specifications”) set forth in the Quality Specifications found in Exhibit A, which is attached hereto and made a part of this Agreement. Hi Fi meeting these Specifications will appear on the label of certain Mannatech products as required by various local and international regulations. MANAPOL® is a registered trademark of Mannatech.

3. Pricing.
(a) During the Term, the price per kilogram payable by Mannatech or its Designee to Supplier for Manapol or Hi Fi shall be based on the pricing schedule set forth in Exhibit B, which is attached hereto and made a part of this Agreement, subject to the 6-month adjustments as set forth below.
(b) Mannatech or Designee, shall bear all, insurance and similar costs, freight, duties and all sales taxes, with respect to such purchases. The purchase price of Manapol and/or Hi Fi, together with all related freight, insurance and similar costs, and sales taxes, shall be paid by Mannatech as appropriate to Supplier within:
(i) thirty (30) days after the date of invoice for the first year of the Term; provided that the purchase price shall be discounted by 1.5% if the purchase price is paid within fifteen (15) days from the date of the applicable invoice; and
(ii) Forty-five (45) days after the date of invoice for the second year of the Term and any Extension Period thereafter; provided that the purchase price shall be discounted by 1.5% if the purchase price is paid within fifteen (15) days from the date of the applicable invoice.

1The appearance of [***] denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) In the event the Term is extended pursuant to Section 1, the Parties shall negotiate in good faith to agree, at least six (6) months prior to the end of the Term, upon an amended Exhibit B which will set forth the pricing terms of the renewal period.

(d) Each six (6) months, during the Term or any renewal period, price adjustments may be considered by the Parties, allowing for price increases or decreases based on the justification of actual cost changes experienced by the Supplier.  Costs tracked and considered are energy/electricity, fuel, ethanol and labor. The breakdown of Supplier’s baseline costs for energy/electricity, fuel, ethanol, and labor for the most recent period of twelve (12) consecutive months commencing with October 2015 and continuing through October 2016 (collectively the “Baseline Cost”). The Baseline Cost table is included in Exhibit B. The Baseline Cost will serve as the baseline upon which 6-month adjustments may be reviewed, discussed, and considered for a price adjustment. Beginning on the effective date, and continuing on June 30th, and December 31st, of each year of the agreement, Supplier shall provide Mannatech with documentation as shown in Exhibit B for its current baseline cost for energy/electricity, fuel, ethanol and labor. If either party chooses to use this documentation to propose and request a price adjustment, then both parties agree to review the data and negotiate in good faith, within a 30-day period after all relevant data has been presented, for an appropriate price adjustment.

4. Orders; Deliveries.
(a) Each order for Manapol and/or Hi Fi under this Agreement shall be made by Mannatech or its Designee pursuant to a written purchase order executed by Mannatech or its Designee and delivered to Supplier (a “Purchase Order”) at least thirty (30) days in advance of the date it desires Manapol and/or Hi Fi to be delivered to it hereunder. The parties acknowledge that additional lead time may be required if the requested volume in a calendar quarter in 2017 or 2018 exceeds Mannatech’s quarterly volume requirements by forty percent or more. The parties will agree in advance to the amount of lead time needed for such quarterly order volume. Each Purchase Order shall specify: (i) the quantities of Manapol and/or Hi Fi to be delivered; (ii) the price; (iii) the specific date of delivery; (iv) the specific location of delivery; (v) the particular carrier or particular type of carrier for such delivery; and (vi) any other specification with which Supplier must comply. To the extent the terms and conditions of any such Purchase Order are inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail unless the Parties otherwise expressly agree in writing.
(b) Supplier shall acknowledge and accept in writing within five (5) business days of receipt (or will be deemed to have done so in the event it does not do so), without exception or modification, each Purchase Order submitted by Mannatech meeting the requirements of Section 4(a) above. For purposes of this Agreement, the term “business days” means Monday through Friday excluding the federal, state, and/or other business holidays of each Party.
(c) The Parties agree that a Purchase Order and the Supplier’s acceptance may be delivered via facsimile or electronic mail to a designated authorized representative of the respective Party. The sending party shall keep a contemporaneous record of such communications and shall verify receipt by the other party.
(d) Deliveries of Manapol and/or Hi Fi shall be made by Supplier under normal trade conditions in the usual and customary manner being utilized by Supplier at the time and location(s) for the particular delivery. Manapol and/or Hi Fi delivered hereunder shall be packaged in five (5) kilogram containers. All deliveries of Manapol and/or Hi Fi hereunder shall be EXW. Supplier may deliver Manapol and/or Hi Fi to Mannatech or Designee at Suppliers´ facilities provided that Mannatech or its Designee shall bear all risk, insurance and freight costs once Manapol and/or Hi Fi leave Suppliers´ facilities, unless otherwise negotiated and agreed upon by Mannatech and Supplier.

5. Forecast. By the end of each calendar quarter during the Term, Mannatech shall provide Supplier with a non-binding twelve (12) month rolling forecast of the desired quantities of Manapol and/or Hi Fi by volume and date (the “Forecast”), provided that such Forecast must comply with the minimum purchase obligations contained in Exhibit B. The first Forecast shall be provided by Mannatech no later than the first day of the Term, with subsequent Forecast updates due on or before the end of each calendar quarter thereafter throughout the Term and during the Extension Period(s), if applicable; provided that Mannatech shall have the ability (but not the obligation) to provide Supplier with updated Forecasts at any time. Without waving or limiting in any manner the minimum purchase obligations for Mannatech contained in Exhibit B, the Parties acknowledge and agree that the Forecast is non-binding and is merely for the sole purpose of assisting the Parties in the planning of scale-up activities related to Manapol and/or Hi Fi.

6. Certain Covenants.
(a) Supplier acknowledges and agrees that the MANAPOL mark is a registered trademark of Mannatech and that Supplier shall produce Manapol to the Specifications contained in Exhibit A for commercialization exclusively by Mannatech under the MANAPOL mark. Supplier shall not:
(i) use, market, or otherwise distribute any product under the name of, “Manapol Powder” or “Manapol” to any party other than Mannatech or its Designee, without the prior written consent of Mannatech; and

(ii) use the “Mannatech, Incorporated” name, MANNATECH mark, AMBROTOSE mark, ADVANCED AMBROTOSE mark, MANAPOL mark or any other trademark, logo, design, name, or form of trade dress owned by Mannatech to sell, market, or otherwise distribute any of Supplier’s products.

The Parties shall not combine Manapol with any product or substance in any manner which would violate any laws, rules or regulations of any state, federal or other governmental body in which Manapol, or any product derived from or containing Manapol (the “Manufactured Products”) are sold. The Parties shall not combine Manapol with any other substance in a Manufactured Product that is to be advertised or sold for use or consumption by humans or animals if the approval of the U.S. Food and Drug Administration (the “FDA”) or the U.S. Department of Agriculture (“USDA”) for such use or consumption is required and has not been obtained.

For a period of at least seven (7) years from the date of shipment (or for such longer period if requested by Mannatech and agreed to by Supplier), Supplier agrees to keep complete records regarding the manufacture, storage, shipment and sale of Manapol and/or Hi Fi for and to Mannatech and upon ten (10) days’ prior written request by Mannatech, to make these records available to Mannatech for its review and inspection.

(b) Mannatech acknowledges and agrees that “Natural Aloe de Costa Rica,” “Verapol,” and “Naturmanan” are registered trademarks of Supplier and that Mannatech shall not use these marks or any other trademark, logo, design, name, or form of trade dress owned by Supplier to sell, market, or otherwise distribute any of Mannatech’s products. Mannatech shall not:.
(i) use, market, or otherwise distribute any product under the name of, “Natural Aloe de Costa Rica,” “Verapol,” and “Naturmanan”.
(ii) use the “Natural Aloe de Costa Rica S.A.” name, Natural Aloe de Costa Rica,” “Verapol,” and “Naturmanan” mark or any other trademark, logo, design, name, or form of trade dress owned by Supplier to sell market, or otherwise distribute any of Mannatech’s products.
7. Exclusivity.
( a) Manapol [***]1. Supplier will exclusively sell Manapol, [***]1, to Mannatech and further grants to Mannatech the exclusive right to market and sell Manapol and/or products containing Manapol as an ingredient, provided that Mannatech is, at all times, under compliance with the full terms and conditions of this Agreement, including the quarterly minimum purchase obligations for Mannatech contained in Exhibit B. The exclusivity will apply to all channels of distribution throughout the world, including by way of example and not intending to be exhaustive, all online retail outlets and social media platforms, all brick and mortar retail outlets, all direct selling channels (network marketing, multi-level marketing, party plan sales, and affiliate sales), and other direct to consumer sales channels. [***]1.

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Hi Fi ([***]1). For an initial period of [***]1 Supplier grants to Mannatech the exclusive right to market and sell Hi Fi and/or products with Hi Fi as an ingredient solely throughout the worldwide direct selling retail channel of distribution which includes, by way of example, multi-level marketing, party plan, and network marketing, provided that Mannatech is, at all times, under compliance with the full terms and conditions of this Agreement. This exclusivity term may be extended, only pursuant to the terms and conditions set forth in Exhibit B. To clarify, the term “multi-level marketing” or “network marketing” means a strategy in which the sales force is compensated not only for sales they generate, but also for the sales of the other salespeople they recruit. Examples of multi-level marketing and network marketing businesses include, but are not limited to, Arogalife, RBC Life Sciences, Advocare, Evolve, Herbalife, Amway, Visalus, Shaklee, and Nature’s Sunshine. The term “party plan” means selling through explanation and demonstration of products to a group of prospective customers by a direct seller distributor, usually in the home of a host/hostess who has invited other people for that purpose. It has a “party” atmosphere as there are typically refreshments served and has a social aspect to it. Examples of party plan businesses include, but are not limited to, Blythe (Party Lite), Tastefully Simple, Scentsy, 31 Gifts, and Wineshop at Home. The exclusivity granted in this section 7 (b) will apply solely to the direct selling channel distribution methods such as multi-level marketing, party plan, and network marketing, as defined in this section 7 (b) and under no circumstances will it apply to any other channels of distribution, including by way of example and not intending to be exhaustive, online wholesale/retail companies like FunctionRX (via Amazon.com), ABHealthShop (via Amazon.com), and AloEssence.com. [***]1
8. Supplier Representations and Warranties.
(a) Supplier warrants and represents the following to Mannatech.
(i) Manapol and Hi Fi will be delivered on the schedule set forth by Mannatech or its Designee in its Purchase Order provided such proposed delivery date was set forth in a Purchase Order accepted (or deemed accepted) by Supplier in accordance with Section 4(b).
(ii) All Manapol and Hi Fi sold and delivered by Supplier pursuant to this Agreement will:
(A) conform to the quality Specifications set forth in Exhibit A to this Agreement, which is attached hereto and incorporated by reference herein;
(B) be formulated, manufactured, stored, tested, labeled, and shipped in accordance with current good manufacturing practices as promulgated by the FDA and all other applicable laws and regulations, unless non-compliance with FDA’s rules and regulations is caused by following Mannatech’s Specifications; and
(C) not be (1) adulterated or misbranded by Supplier within the meaning of the Food, Drug & Cosmetic Act (“FD&C Act”), (2) an article that may not be introduced into interstate commerce under the FD&C Act, or (3) an article that fails to comply with any or all applicable laws and regulations.
(iii) Supplier’s facilities have been adequately designed, qualified, and maintained and that it has any and all appropriate licenses, permits, and authorizations from all applicable federal, state, and local authorities such that it may carry out its obligations under this Agreement.
(iv) Supplier has received due authorization to execute this Agreement and comply with the obligations herein, by the appropriate governance bodies of the Supplier, including its Board of Directors.
(v) The execution, delivery and performance by Supplier of this Agreement and the performance by Supplier of the transactions contemplated hereby does not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under: (A) the provisions of any laws applicable to Supplier or its properties or assets; (B) the provisions of the constituent organizational documents or other governing instruments of Supplier; (C) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Supplier is a party or by which it is bound or subject; or (D) any judgment, decree, order or award of any court or any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority applicable to Supplier or its properties or assets.
(vi) There is no pending, or to Supplier’s knowledge threatened, any action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding (“Proceedings”) against Supplier, except for such Proceedings which would not, individually or in the aggregate, have a material adverse effect on the ability of Supplier to perform its obligations hereunder.

1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vii) Supplier possesses and has continuously maintained all permits, authorizations and licenses issued by any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority necessary for the conduct of Supplier’s business, except where the failure to possess or maintain such permits, authorizations and licenses would not, individually or in the aggregate, have a material adverse effect on the ability of Supplier to perform its obligations hereunder.
(viii) Supplier has the financial ability necessary to perform its obligations hereunder.
(b) Mannatech warrants and represents the following to Supplier
(i) Mannatech is legally entitled to provide the Specifications for production of Manapol as established in Exhibit A of this Agreement.
(ii) The Specifications provided by Mannatech are in accordance with federal rules and regulations and all applicable laws and regulations. Mannatech shall hold Supplier harmless of any responsibility for Mannatech’s violation of this paragraph.
(iii) Mannatech has received due authorization to execute this Agreement and comply with the obligations herein, by the appropriate governance bodies of Mannatech, including its Board of Directors.
(iv) The execution, delivery and performance by Mannatech of this Agreement and the performance by Mannatech of the transaction contemplated hereby, does not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under: (A) the provisions of any laws applicable to Mannatech or its properties or assets; (B) the provisions of any organizational documents or other governing instruments of Mannatech; (C) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Mannatech is a party or by which it is bound or subject; or (D) any judgment, decree, order or award of any court or any federal, state, or local judicial, legislative, or regulatory authority applicable to Mannatech or its property or assets. Mannatech shall hold Supplier harmless of any responsibility for Mannatech’s violation of this paragraph.
(v) There is no pending or, to Mannatech’s knowledge, threatened action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding (“Proceedings”) against Mannatech, except for such Proceedings which would not individually or in the aggregate have a material adverse effect on Mannatech’s ability to perform its obligations hereunder.
(vi) Mannatech possesses and maintains all required permits, authorizations and licenses issued by federal, state, and/or local authorities necessary for the conduct of its business.
(vii) Mannatech has the financial ability necessary to perform its obligations hereunder.

9. Non-conforming Goods.
(a) Acceptance by Mannatech of Manapol and/or Hi Fi delivered by Supplier is subject to inspection and applicable testing by Mannatech or a party designated by Mannatech to conduct such inspection or testing (“Testing Designee”). Such inspection and applicable testing shall be performed by Mannatech or the Testing Designee no later than forty-five (45) business days from the date Manapol and/or Hi Fi is received by Mannatech. If on such inspection or testing Mannatech or its Testing Designee discovers that any Manapol and/or Hi Fi fails to conform with the Specifications in Exhibit A or otherwise fails to conform to the warranties given by Supplier in Section 8(a) above, Mannatech or such Testing Designee may, no later than ten (10) business days from the date the results of the testing are prepared by or received by Mannatech, reject such Manapol and/or Hi Fi. Such rejection will be accomplished by giving written notice to Supplier that specifies the manner in which Manapol and/or Hi Fi fails to meet the foregoing requirements. Except as in case of a Latent Defect, no more than fifty-five (55) business days shall pass from the date Manapol and/or Hi Fi is received by Mannatech, and the date a non-conforming goods notice is delivered to Supplier. Upon request from Supplier, Mannatech shall return the rejected Manapol and/or Hi Fi in accordance with Supplier's reasonable instructions at Supplier's expense, provided that such instructions comply with all applicable laws, regulations and regulatory requirements. In the event of a dispute between the parties over the validity of a rejection, Mannatech and Supplier agree to submit a sample of the rejected Manapol and/or Hi Fi to an independent test facility to be agreed by both parties, and to accept the results of the testing performed by that facility as binding with regard to that lot of Manapol and/or Hi Fi. The expense of such testing shall be borne by the losing party. Supplier shall use reasonable commercial efforts to replace the rejected Manapol and/or Hi Fi within thirty (30) days after Supplier's receipt of notice.

(b) Upon receipt of notice from Mannatech of non-conforming goods, Supplier shall, within five (5) business days, provide Mannatech with a delivery schedule representing supplier’s best estimate of the dates by which it can provide conforming goods. Mannatech shall have ten (10) business days following receipt of such delivery schedule to notify supplier of its election to either accept the delivery schedule or elect to receive a refund or credit of the price for the non-conforming goods as outlined below. If Mannatech elects to receive replacement Manapol and/or Hi Fi, the replacement of rejected Manapol and/or Hi Fi will have priority over the supply of Manapol and/or Hi Fi ordered for shipment not more than ninety (90) days before, or any time after, the rejection of such nonconforming Manapol and/or Hi Fi. With respect to Mannatech electing to receive a credit or refund for the non-conforming goods, if a Manapol and/or Hi Fi shipment or part thereof is rejected before the date on which payment is due, Mannatech may withhold payment for such shipment or the rejected portion thereof. If a Manapol and/or Hi Fi shipment or portion thereof is rejected after payment, Mannatech, at its option may either (i) credit the amount paid against other amounts due to Supplier hereunder; or (ii)

request a refund of the actual amount paid for the non-conforming shipment. If a refund is elected by Mannatech, payment in full shall be made by Supplier to Mannatech within ten (10) days of supplier’s receipt of Mannatech’s notice of election of refund. Failure by Mannatech to timely respond to its option to elect a refund will be deemed acceptance of the delivery schedule.
(c) If, subsequent to investigation, a Manapol and/or Hi Fi shipment deemed by Mannatech to be rejected is found to meet Specifications, then Mannatech will not only pay for the originally shipped Manapol and/or Hi Fi but also any replacement Manapol and/or Hi Fi made, or in process, while the investigation was being conducted, and any costs related to the shipment and/or destruction of such originally shipped Manapol and/or Hi Fi. The warranties given by Supplier in Section 8(a) above will survive any failure to reject by Mannatech under this Section 9. Except for a Latent Defect as set forth in Section 9(d) below, Manapol and/or Hi Fi shipments will be deemed accepted if no notice to the contrary is received by Supplier within thirty (30) days of Mannatech’s receipt of such Manapol and/or Hi Fi.
(d) As soon as either Party becomes aware of any defect in any Manapol and/or Hi Fi that is hidden or is not otherwise discoverable upon a reasonable, general inspection or quality control testing ("Latent Defect”) as set forth in Exhibit A, but in no case later than sixty (60) days after reaching such awareness, it shall immediately notify the other Party and, at Mannatech's election, shall be deemed rejected as of the date of such notice. In the event of such rejection by Mannatech, the applicable provisions of Section 9(a) will apply. Notwithstanding anything herein to the contrary, Supplier will only be responsible for Latent Defects resulting from an act or omission of Supplier, reasonably demonstrated, relative to its manufacturing, packaging, and testing services responsibilities according to this Agreement. Mannatech and/or its Designee are responsible for ensuring that the Manapol and Hi Fi are stored under proper conditions and stored in Supplier’s original packaging, and any defect or modification resulting from failure to store Manapol and/or Hi Fi in proper conditions, will release Supplier from all liability under this Section 9.
(e) IF SUPPLIER FAILS TO TIMELY SUPPLY THE CONFORMING GOODS IN ACCORDANCE WITH THE SCHEDULE PROVIDED TO AND ACCEPTED BY MANNATECH OR IF SUPPLIER FAILS TO TIMELY REMIT ANY REFUND DUE HEREUNDER, THEN SUCH FAILURE SHALL BE DEEMED A MATERIAL BREACH OF THIS AGREEMENT AND SHALL BE SUBJECT TO TERMINATION IN ACCORDANCE WITH SECTION 18(b)(ii).
(f) Shipments of Manapol and/or Hi Fi not meeting the applicable Specifications may, at Supplier’s option and expense, be returned to Supplier or destroyed by Mannatech. If Supplier is unable to produce conforming Manapol and/or Hi Fi, any sums actually paid therefore will be promptly refunded within ten (10) days after Mannatech’s receipt of such notice.
(g) Except as provided in Section 8, there are no warranties or representations of any kind, express or implied, including but not limited to warranties of merchantability, fitness, and fitness for a particular purpose, or non-infringement made with respect to Manapol and/or Hi Fi to be sold hereunder, and none shall be implied by law.

10. Quality Assurance.
(a) The Parties agree that retained samples of Manapol and/or Hi Fi delivered pursuant to each Purchase Order will be provided to Mannatech for testing on a mutually agreeable basis in accordance with the terms of Exhibit A.
(b) Upon providing reasonable advance notice, which in no event shall be less than ten (10) business days, Mannatech shall have the right to perform quality inspections, of (i) the premises at which Manapol, Hi Fi, or other aloe-based products are produced; (ii) all of Supplier’s facilities and equipment relating to manufacture, storage and delivery of Manapol, Hi Fi, and all components thereof, including appropriate books and records of Supplier including records relating to organization, manufacturing process and procedures, quality procedures, systems and controls; and (iii) Manapol and/or Hi Fi, prior to its shipment to Mannatech or Mannatech’s Designee. Mannatech may engage the services of an independent inspection firm, selected in its sole discretion, to perform such inspections. At all times, Mannatech’s personnel or consultants will be accompanied by Supplier representatives and access will be limited to areas and documentation applicable to Mannatech and/or Manapol and/or Hi Fi. Any information obtained or observed by Mannatech or its consultants will be deemed “Confidential Information” and subject to Section 13 below.

11. Insurance. During the Term (including any extension) of this Agreement, Supplier shall have obtained (prior to commencement) and shall continuously maintain the insurance coverage described in this Section. Mannatech acknowledges that Supplier’s insurance related expenses will be included in the price structure for Manapol as set forth in Exhibit B. Supplier shall provide to Mannatech certificates of insurance evidencing such coverage. Each of the policies must, by endorsement, include Mannatech as an additional insured. Supplier will provide Mannatech with at least thirty (30) days’ prior written notice of renewal, cancellation or any material change in coverage. Supplier shall notify Mannatech of all legal actions or proceedings instituted by or against Supplier reasonably likely to adversely affect Supplier’s performance of its obligations under this Agreement. Failure by Supplier to maintain insurance coverage according to this Section 11 shall constitute a material breach of this Agreement. It is understood and agreed that the furnishing of such insurance certificate will not relieve Supplier of its other respective obligations under this Agreement. Supplier shall obtain and maintain product liability coverage in an amount of not less than Ten Million United States Dollars (USD$10,000,000.00) written on a claims made basis.

12. [Paragraph Intentionally Left Blank]

13. Confidential Information.
(a) Each Party may find it beneficial to disclose to the other Party certain information which may include, but is not limited to, (a) patents and patent applications; (b) trade secrets; (c) copyrighted information; and/or (d) proprietary information, which may include but is not limited to discoveries, ideas, techniques, concepts, know-how, designs, specifications, drawings, maps, blueprints, diagrams, flow charts, information concerning research and development, and/or other technical, financial or business information. Such information, which may be provided in written, encoded, graphic, or other tangible form will be deemed to be confidential and proprietary of the disclosing Party (regardless of whether it is marked “confidential”). The information disclosed as set forth above is hereinafter referred to as “Confidential Information.”
(b) Supplier recognizes and acknowledges that Mannatech’s trade name(s), trademarks, copyrights, patents, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management and/or operations of Mannatech are valuable, proprietary assets belonging to Mannatech and as such are the sole property and may constitute trade secrets of Mannatech. Supplier specifically agrees that it will not at any time, during the Term and a renewal term, if any, or after the termination of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the business of Mannatech. For the avoidance of doubt, Mannatech’s Confidential Information includes but is not limited to: Mannatech genealogies (being the information held by Mannatech or by any current or former Associate of Mannatech related to its Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to Supplier, the names or practices of any of Mannatech’s customers or Associates); Mannatech’s marketing methods and related data; the names of Mannatech’s vendors or suppliers; costs of materials; costs of its products generally, the prices Mannatech obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Mannatech’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products or ingredients, product formulations, product or ingredient specifications, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Mannatech; its manner of operation or other confidential data of any kind, nature or description.
(c) Mannatech recognizes, acknowledges, and agrees that Supplier’s trade name(s), trademarks, copyrights, patents, marketing plans, product formulations, know-how, compounds, products, processes, designs, production methods and techniques and other proprietary product information and any information relating to the management and/or operations of Supplier are valuable, proprietary assets and Confidential Information belonging to Supplier and as such are the sole property of Supplier and may constitute trade secrets of Supplier. Mannatech specifically agrees it will not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any Confidential Information of any kind, nature, or description concerning any matters affecting or relating to the business of Supplier. For the avoidance of doubt, Supplier’s Confidential Information includes but is not limited to: the names or practices of any of Supplier’s customers; Supplier’s marketing methods and related data; the names of Supplier’s vendors or suppliers; costs of materials; costs of its products generally, the prices Supplier obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Supplier’s business, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Supplier; its manner of operation or other confidential data of any kind, nature or description.
(d) Prior to the execution of this Agreement, the Parties may have provided each other with information considered “Confidential Information.” Such information supplied prior to the execution of this Agreement will be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement.
(e) Information will not be considered “Confidential Information” to the extent, but only to the extent, that the receiving Party can validly establish that such information: (i) is or becomes generally known or available to the public through no fault of the receiving Party or any third party; (ii) was lawfully in the receiving Party’s possession before receipt from the disclosing Party; (ii) is lawfully obtained from a third party who has the right to make such disclosure; (iv) has been independently developed by the receiving Party without use of or reference to any Confidential Information of the disclosing Party; or (v) is required to be disclosed in order to comply with applicable law or regulation or with any requirement imposed by judicial or administrative process or any governmental or court order but only to the extent required and, provided that, the recipient in each instance before making such disclosure first: (A) immediately upon receipt of such order notifies the other Party of such order and (B) cooperates with the other Party in making, if available under applicable law, a good faith effort to obtain a protective order or other appropriate determination against or limiting disclosure or use of the Confidential Information, at no cost to the recipient Party.
(f) All Confidential Information shall remain the exclusive property of the disclosing Party. The disclosure of Confidential Information by the disclosing Party shall not constitute an express or implied grant to the recipient Party, of any rights to or under the disclosing Party’s patents, copyrights, trade secrets, trademarks or any other intellectual property rights. Each Party shall protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that each such Party uses to protect its own non-public and Confidential Information, but in no event less than a commercially reasonable degree of care.
(g) Neither Party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither Party will disclose to third parties the other’s Confidential Information without prior written consent of such other Party. Upon termination of this Agreement or upon written demand of the disclosing Party, the recipient Party shall immediately return (or destroy upon the direction of the disclosing Party) any and all copies of the Confidential Information in its possession.

14. Trademarks.
(a) Supplier will not acquire any right under the Agreement to use, and must not use, the name “Mannatech®,” “Manapol®,” or “Mannatech, Incorporated” (either alone or in conjunction with or as a part of any other word or name) or any other trademarks, trade names, service marks, fanciful characters or designs of Mannatech or any of its affiliates in any advertising, publicity or promotion or other materials or uses, or to express or imply any endorsement of Supplier's products or services, or in any manner or for any purpose whatsoever, without the prior written consent of Mannatech expressly authorizing such use.
(b) Mannatech will not acquire any right under the Agreement to use, and must not use, the name “Natural Aloe de Costa Rica, Sociedad Anónima,” or “Verapol®,” Naturmanan™ (either alone or in conjunction with or as a part of any other word or name) or any other trademarks, trade names, service marks, fanciful characters or designs of Supplier or any of its affiliates in any advertising, publicity or promotion or other materials or uses, or to express or imply any endorsement of Mannatech’s products or services, or in any manner or for any purpose whatsoever, without the prior written consent of Supplier expressly authorizing such use.
(c) The provisions of this Section 14 shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion is void or voidable.

15. Remedies.
(a) Supplier acknowledges that Mannatech has devoted considerable time and resources in connection with the development of its sales force and products and establishment of goodwill associated with the same. Supplier acknowledges that a breach by Supplier of Sections 6(a), 7(a), 7(b), 8(a) 13, or 14 would cause Mannatech to suffer irreparable harm, for which damages would be difficult to assess and further agrees that Mannatech shall be entitled to injunctive relief in addition to any other right or remedy Mannatech may have, including without limitation, any remedies set forth in this Agreement herein and/or the recovery of damages for the breach of this or any other surviving provision(s) in this Agreement.
(b) Mannatech acknowledges that:
(i) Supplier has devoted considerable time and resources in connection with the development of its products, production procedures and methods, trade secrets and intellectual property;
(ii) A breach by it of Sections 6(b), 8(b) 13, or 14 would cause Supplier to suffer irreparable harm, for which damages would be difficult to assess and further agree that Supplier shall be entitled to injunctive relief in addition to any other right or remedy Supplier may have, including without limitation, the recovery of damages for the breach of this or any other surviving provision(s) in this Agreement; and
(iii) A breach to the quarterly minimum purchase obligations assumed by Mannatech under Section 7 and Exhibit B of this Agreement, in addition to any other remedies available to Supplier under this Agreement, which include termination, will entitle Supplier to deliver and collect from Mannatech the minimum quarterly quantities of Manapol or, when and if applicable, Hi Fi, and will oblige Mannatech to pay for such minimum quarterly quantities as indicated in Exhibit B, even if such quantities have not been ordered by Mannatech during the relevant quarterly period. If Supplier elects to deliver the quarterly quantities and Mannatech makes the payment for those quantities, the breach will be deemed cured and Supplier shall not have the right to terminate the Agreement.

16. Disclaimer and Indemnity.
(a) Subject to Supplier’s representations and warranties as set forth in Section 8 herein, Mannatech shall assume all financial and other obligations for use, sale and distribution of Mannatech’s products containing Manapol or Hi Fi, and Supplier shall not incur any liability or responsibility to Mannatech or to third parties arising out of or connected in any manner with the use, sale and distribution of Mannatech’s products containing Manapol or Hi Fi. WITHOUT LIMITING IN ANY MANNER THE PROVISION OF SECTION 15(b), IN NO EVENT SHALL MANNATECH BE LIABLE TO SUPPLIER FOR LOST PROFITS, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR CONTINGENT LIABILITIES ARISING OUT OF OR CONNECTED IN ANY MANNER WITH THIS AGREEMENT. Mannatech shall defend, indemnify and hold harmless Supplier and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, suits, losses, causes of action, damages, liabilities, and expenses (including arbitration or court costs and attorney’s fees), arising out of or connected with (i) the use, sale or other disposition of the Mannatech products that contain Manapol or Hi Fi as an ingredient; or (ii) any breach by Mannatech of any of its respective obligations under this Agreement.
(b) Notwithstanding anything contained herein to the contrary, Supplier shall assume all financial and other obligations related to its manufacture and production of Manapol, Hi Fi, and/or other products supplied by Supplier to Mannatech and Mannatech shall not incur any liability or responsibility to Supplier or to third parties arising out of or connected in any manner with the production of Manapol and/or other products supplied to Mannatech by Supplier. WITHOUT LIMITING IN ANY MANNER THE PROVISION OF SECTION 15(a), IN NO EVENT SHALL SUPPLIER BE LIABLE

TO MANNATECH FOR LOST PROFITS, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES OR CONTINGENT LIABILITIES ARISING OUT OF OR CONNECTED IN ANY MANNER WITH THIS AGREEMENT. Supplier expressly agrees to indemnify and hold harmless Mannatech and its affiliates, and their respective officers, directors, employees and agents, from and against all claims, suits, losses, causes of action, damages, liabilities, and expenses (including arbitration or court costs and attorney’s fees), arising on account of (i) the production of the products supplied to Mannatech or its Designee by Supplier, but only to the extent caused in whole or in part by the negligent acts or omissions of Supplier or any of its employees, agents, representatives, subcontractors, or suppliers or anyone for whose acts they may be liable, or (ii) any breach by Supplier of any of its respective obligations under this Agreement.

17. Force Majeure.
(a) As used in this Agreement, a “Force Majeure Event” means any act or event, whether foreseen or unforeseen, that (i) prevents a party (the “Nonperforming Party”), in whole or in part from performing its obligations under this Agreement or satisfying any conditions to the other Party’s (the “Performing Party’s”) obligations under this Agreement; (ii) is beyond the reasonable control of and the fault of the Nonperforming Party; and (iii) cannot be overcome or avoided by the exercise of due diligence. In furtherance of the definition of Force Majeure Event and not in limitation of that definition, each of the following acts and events is deemed to meet the requirements of this Section 17 and to be a Force Majeure Event: war, flood, lightning, drought, earthquake, fire, volcanic eruption, landslide, hurricane, cyclone, typhoon, tornado, explosion, civil disturbance, act of God or the public enemy, terrorist act, military action, epidemic, famine or plague, shipwreck, action of a court or public authority, or strike, work-to-rule action, go-slow or similar labor difficulty, each on an industry-wide, region-wide or nationwide basis. A Force Majeure Event does not include economic hardship, changes in market conditions, insufficiency of funds, unavailability of equipment or supplies, or strikes, work-to-rule actions, go-slows or similar labor difficulties that are not on an industry-wide, region-wide, or nationwide basis.
(b) If a Force Majeure Event occurs, the Nonperforming Party is excused from (i) whatever performance is prevented by the Force Majeure Event to the extent so prevented; and (ii) satisfying whatever conditions precedent to the Performing Party’s obligations that cannot be satisfied, to the extent they cannot be satisfied. Despite the preceding sentence, no obligation by either the Performing Party or the Nonperforming Party to make any payment required under this Agreement is excused as a result of a Force Majeure Event.
(c) The Nonperforming Party shall furnish the Performing Party with a written report describing the particulars of the occurrence, including an estimate of its expected duration and probable impact on the performance of the Nonperforming Party’s obligations under this Agreement no later than three (3) calendar days after becoming aware of the Force Majeure Event. During the continuation of the Force Majeure Event, the Nonperforming Party shall furnish timely, regular written reports, updating the information regarding the Force Majeure Event and providing any additional information that the Performing Party reasonably requests.
(d) During the continuation of the Force Majeure Event, the Nonperforming Party shall continue to (i) exercise commercially reasonable efforts to mitigate or limit damages to the Performing Party; (ii) exercise commercially reasonable due diligence to overcome the Force Majeure Event; (iii) perform its obligations under the Agreement (to the extent it is able); and (iv) cause the suspension of performance to be of no greater scope and no longer duration than the Force Majeure Event requires.
(e) When the Nonperforming Party is able to (i) resume performance of its obligations under this Agreement, or (ii) satisfy the conditions precedent to the Performing Party’s obligations, it shall immediately give the Performing Party written notice to that effect and shall resume performance under this Agreement no later than three (3) calendar days after the notice is delivered. If the suspension of performance continues for a period of more than twelve (12) consecutive months as a result of a Force Majeure Event, either Party is entitled to terminate this Agreement by giving notice to the other Party pursuant to the notice provision of this Agreement. The relief offered under this force majeure provision is the exclusive remedy available to the Nonperforming Party with respect to a Force Majeure Event.

18. Rights Upon Default; Termination.
(a) Supplier’s Rights Upon Default.
(i)Termination With Cure Period. Upon the occurrence of any of the events specified below, Mannatech shall be in default of this Agreement and Supplier shall have the right to terminate this Agreement upon thirty (30) days prior written notice (each such period, a “Mannatech Cure Period”) to Mannatech, specifying the default below and providing Mannatech with the applicable Mannatech Cure Period to cure such default, except for Section 18. a (A) which cannot reasonably be cured upon default unless accepted in writing by Supplier. The termination shall be effective upon the expiration of the applicable Mannatech Cure Period if Mannatech fails to cure such default. It shall be a breach of this Agreement and constitute good cause for termination of this Agreement if Mannatech:
(A) Without the prior written consent of Supplier, fails to purchase the minimum quantities of Manapol for a quarter as specified in Exhibit B, notwithstanding Suppliers right to collect all payments from Mannatech, pursuant to Section 15 (b) (iii). For clarity purposes and to avoid confusion, it is understood that, that subject to Paragraph 3 in Exhibit B and upon failure by Mannatech to purchase the minimum quantities of Manapol for any quarter, Supplier will be entitled, at its sole discretion, to decide whether to terminate this Agreement pursuant to this Section 18, or to collect all payments from Mannatech pursuant to Section 15 (b) (iii), and to change from one remedy to the other at any time, that is, to terminate instead of collecting payments, or to collect instead of terminating this Agreement;
(B) refuses or otherwise fails to pay when due any monetary obligation to Supplier under this Agreement;
(C) violates any law, ordinance, rule or regulation of a governmental agency in connection with its use of Manapol and/or Hi Fi, and permits the same to go uncorrected after learning thereof; or
(D) fails to comply with any other provision of this Agreement.
Notwithstanding anything contained herein to the contrary, Supplier shall not have the right to terminate this Agreement if the corrective action necessary to cure such breach cannot be completed within the Mannatech Cure Period provided that Mannatech (i) has, within the applicable Mannatech Cure Period, initiated the necessary and commercially reasonable action required to cure such breach and (ii) has thereafter continued to take commercially reasonably efforts to complete the corrective action necessary to cure such breach within a time period mutually agreed upon by the Parties. Further, as noted in Section 15 (b) (iii) above, if Supplier elects to collect payment as described in Section 18 (a) (i) (A) above, the breach for failure to purchase the quarterly minimum will be deemed cured upon Mannatech’s payment for the quarterly deficiency and Supplier shall not have the right to terminate the Agreement.
(ii) Immediate Termination. Mannatech may immediately terminate this Agreement effective upon receipt of written notice to Supplier upon the occurrence of any one or more of the following events:
(A) Mannatech voluntarily seeks protection under any federal or state bankruptcy or insolvency laws;
(B) a petition for bankruptcy or the appointment of a receiver is filed against Mannatech and is not dismissed within thirty (30) days thereafter;
(C) Mannatech makes any assignment for the benefit of its creditors;
(D) Mannatech ceases doing business.

(b) Mannatech’s Rights Upon Default
(i) Termination With Cure Period. Upon the occurrence of any of the events specified below, Supplier shall be in default of this Agreement and Mannatech shall have the right to terminate this Agreement upon thirty (30) days prior written notice for in the case of a monetary default (each a “Supplier Cure Period”) to Supplier, specifying the default below and providing Supplier with the applicable Supplier Cure Period. The termination shall be effective upon the expiration of the applicable Supplier Cure Period if Supplier fails to cure the default. It shall be a breach of this Agreement and constitute good cause for termination of this Agreement if Supplier:
(A) fails to meet and adhere to Manapol and/or Hi Fi Specifications set forth in Exhibit A; provided, however, that Supplier may cure such breach by supplying replacement Manapol and/or Hi Fi or refunding the applicable payment of non-conforming product as set forth in Section 9(a);
(B) violates any law, ordinance, rule or regulation of a governmental agency in the connection with the supply of Manapol and/or Hi Fi to Mannatech, and permits the same to go uncorrected after learning thereof;
(C) fails to maintain or suffers cancellation of any insurance policy required under this Agreement; or
(D) fails to comply with any other provision of this Agreement.
Notwithstanding anything contained herein to the contrary, Mannatech shall not have the right to terminate this Agreement if the corrective action necessary to cure such breach cannot be completed within the Supplier Cure Period provided that Supplier (i) has, within the Supplier Cure Period, initiated the necessary and commercially reasonable action required to cure such breach and (ii) has thereafter continued to take commercially reasonable efforts to complete the corrective action necessary to cure such breach within a time period mutually agreed upon by the Parties.
(ii) Immediate Termination. Mannatech may immediately terminate this Agreement effective upon receipt of written notice to Supplier upon the occurrence of any one or more of the following events:
(A) Supplier violates Section 8(a);
(B) Supplier fails to remedy non-conforming goods as described in Section 9(b)
(C) there is an immediate threat or danger to public health or safety resulting from Supplier’s production and/or supply of Manapol, Hi Fi, and/or any other product manufactured by Supplier containing Manapol® powder and/or Hi Fi, as determined by a government agency or other competent authority;
(D) Supplier voluntarily seeks protection under any federal or state bankruptcy or insolvency laws;
(E) a petition for bankruptcy or the appointment of a receiver is filed against Supplier and is not dismissed within thirty (30) days thereafter;
(F) Supplier makes any assignment for the benefit of its creditors; or
(G) Supplier ceases doing business

19. Rights and Obligations Upon Expiration or Termination. Upon expiration or termination of this Agreement, the rights and obligations of the parties pursuant to this Agreement shall cease, except as follows: (i) obligations of confidentiality and use of information under Section 13 of this Agreement shall survive such expiration or termination; and (ii) the indemnity obligations under Section 16 shall survive such expiration or termination. The expiration or termination of this Agreement for any reason by a Party shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

20. Further Assurances. The Parties shall execute and deliver such additional documents and take such additional actions as either Party may deem necessary or appropriate to carry out more effectively the intent and purpose of this Agreement. All such additional documents and actions shall be deemed to have been executed, delivered, or taken on the Effective Date of this Agreement, except as may otherwise be appropriate.

21. Authority. The Parties represent that they have full capacity and authority to execute, deliver and perform this Agreement and to grant all rights and assume all obligations they have granted and assumed under this Agreement.

22. Assignment; Binding Effect. The Parties may not assign (by operating of law, merger or otherwise) this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, however, Mannatech may assign any of its rights, interests or obligations hereunder to a parent, subsidiary or other affiliate without the prior written consent of Supplier. Any other purported assignment by a Party without the other Party’s consent shall be null and void. Subject to this Section 22, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Notices. All notices and other communications with respect to this Agreement must be in writing and either (a) hand-delivered by the Party giving notice or by a recognized overnight delivery service which requires a written receipt of delivery; (b) faxed (as limited below); or (c) sent by certified or registered mail, return receipt requested, addressed as follows or to such other address and attention as either of the parties shall notify the other in writing. A fax is valid notice only if a printed receipt of transmission receipt is generated at the time the fax is sent and the recipient acknowledges receipt. A fax will be deemed received on the transmission date if sent and received prior to 2:00 p.m. local time of the recipient. Faxes received after 2 p.m. local time will be deemed received on the following business day. If mailed, a notice will be deemed effective upon the earlier of its actual receipt or the third business day after it is postmarked.

If to Mannatech:
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, Texas 75019
USA
Attn:    Senior Vice President Global Operations
Fax 00 +1 (972) 471-7261

With a copy to General Counsel at same address and
fax to 00 +1 (972) 471-7387
legalservices@mannatech.com

If to Supplier:
Natural Aloe de Costa Rica, S.A.
4 Kilometers South of Main Entrance to City of Liberia
Liberia, Guanacaste 50101
Costa Rica
Attn:    Yaacov Berman - President
Fax: 011 + 506-2666-0384

25. Dispute Resolution
(a) Governing Law. The Parties agree that this Agreement will be enforced and is governed by the laws of the State of Texas without regard to the conflicts of law principals. Each party consents to personal jurisdiction in Orange County, Florida, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.
(b) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim: (i) neither Party will initiate arbitration within the first thirty (30) days after the aggrieved Party first notifies the other Party of the controversy or claim; and (ii) during such thirty (30) day period, the chief executive officers of both Parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either Party will file the appropriate notice at the appropriate Regional Office of the AAA for Orange County, Florida. The arbitration proceeding will take place during a period not exceeding three (3) days. The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each Party and a third neutral arbitrator appointed by the AAA. Any communication between a Party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the Parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset; and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing London InterBank Offered Rate (LIBOR rate). Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

26. Interpretation. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

27. No Waiver. The failure of either Party to insist upon strict performance of any obligation hereunder by the other Party, irrespective of the length of time for which such failure continues, shall not be a waiver of its right to demand strict compliance in the future. No consent or waiver, express or implied, by either Party to or of any breach or default in the performance of any obligation hereunder by the other Party shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

28. No Inconsistent Actions. Each Party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to Section 13 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

29. Survival. The expiration or termination of this Agreement shall not impair the rights or obligations of the Parties which have accrued hereunder prior to such expiration or termination. The provisions of Sections 6(a), 8, 10, 13, 14, 15, 16, 18 and 19 hereof, and the rights and obligations of the Parties thereunder, shall survive the expiration or termination of this Supply Agreement.

30. Entire Agreement. Except as otherwise contemplated hereby, this Agreement (together with the Exhibits hereto and the certificates, documents, instruments and other writings that are delivered pursuant hereto) constitutes the entire agreement between the Parties with regard to the subject matter contained herein, and supersedes all prior or contemporaneous oral or written agreements, conditions, representations, and/or understandings, between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MANNATECH, INCORPORATED
By:    ____________________________________________
Name:    ____________________________________________
Title:    ____________________________________________

NATURAL ALOE de COSTA RICA, S.A.

By:    ____________________________________________
Name:    ____________________________________________
Title:    ____________________________________________

EXHIBIT A
QUALITY SPECIFICATIONS
[***]1
1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
PRICING SCHEDULE
1. Manapol. The base price for Manapol is $[***]1 per kilogram EXW, Liberia, Costa Rica. NACR agrees to reduce the price per kilogram if certain volume commitments are met pursuant to the table below.

[***]1

Mannatech agrees to purchase a minimum of [***]1 of Manapol per month during the first full calendar month of this Agreement through [***]1. Thereafter, Mannatech agrees to purchase [***]1 per month beginning [***]1 through [***]1, for a total minimum of [***]1 during [***]1. Commencing [***]1, Mannatech agrees to purchase [***]1 per month, and a total minimum of [***]1. The parties agree that monthly minimums may vary as long as at the end of each calendar quarter, Mannatech has met its quarterly minimum purchase requirement. The parties further agree that any quarterly purchases in excess of the quarterly minimum for the respective years, may be carried over to the next quarter. However, purchases in excess of the quarterly minimum may not be carried back nor applied to previous months.

Supplier agrees and acknowledges that Mannatech’s minimum purchase requirements may be made through a Designee such as one or more of its contract manufacturers. These Designees will receive the same pricing as if Mannatech itself were making the purchase and all such purchases of Manapol will count towards the purchase minimums.

If at any time during this Agreement, Mannatech or any of its Designee(s) exceeds a volume of [***]1 per month for three consecutive months, then the Parties agree to negotiate in good faith toward adding new volume/price discount levels. However, the new conditions shall be contingent upon the obligation by Mannatech to maintain this volume for a reasonable period of time.

2. Hi Fi. The price for Hi Fi is $[***]1 per kilogram. Supplier and Mannatech have a shared interest and intention for transitioning Mannatech purchase volume of the existing aloe vera gel extract, to the Supplier’s whole leaf aloe (Hi Fi), and will work together during the first year of this agreement to identify products and countries where this ingredient transition may take place.  The challenges for this transition include, but are not limited to, the current density of the Hi Fi product, and regulatory limitations for using a whole leaf aloe in certain countries.  For these reasons, no minimum purchase quantities can be established at this time.  Mannatech also offers to explore new product development opportunities with the Supplier, for using the Hi Fi material as an ingredient.

After the expiration of the [***]1 year exclusivity period granted to Mannatech in this Agreement, Mannatech shall have the right to renew the exclusivity agreement for an additional [***]1 year period if, and only if, Mannatech agrees to purchase a minimum volume of [***]1 per month beginning [***]1 of the renewal period and through [***]1. If Mannatech is not able to reach to this minimum amount starting [***]1 of the renewal period, the exclusivity right would be immediately terminated.

Supplier acknowledges and agrees that Mannatech’s Designee(s) such as one or more of its contract manufacturers will be entitled to the same pricing as if Mannatech were making the purchase.

3. Monthly Report and Quarterly Reconciliation. Supplier shall provide Mannatech with a monthly report detailing all purchases made in the previous month by Mannatech and its Designees. Supplier shall furnish the report to Mannatech within [***]1 business days following the end of the month. Mannatech shall have [***]1 days following the last day of the quarter to reconcile the reported purchases with its Designees and correct any deficiencies in minimum purchase quantities for the quarter by purchasing the difference between the minimum purchase quantity and the actual reported purchases prior to Supplier exercising its rights under Sections 15(b)(iii) and 18(a)(i)(A).

[***]1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Natural Aloe de Costa Rica S.A.
Summary of Historical Costs
October 2015 - October 2016

[***]1
[***]1 Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.